Exhibit 99.1

Armata Pharmaceuticals Highlights Positive Results from Phase 2a diSArm Study of its
Staphylococcus aureus Bacteriophage Cocktail, AP-SA02, in Late-Breaking Oral Presentation at
IDWeek 2025TM

LOS ANGELES, Calif., October 22, 2025 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a clinical-stage biotechnology company focused on the development of high-purity, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today highlighted positive results from its recently completed Phase 2a diSArm study of AP-SA02 as a potential treatment for complicated Staphylococcus aureus (“S. aureus”) bacteremia (“SAB”) in a late-breaking oral presentation at IDWeek 2025TM.

The abstract, titled, “A Phase 2a Randomized, Double-Blind, Controlled Trial of the Efficacy and Safety of an Intravenous (IV) Bacteriophage Cocktail (AP-SA02) vs. Placebo in Combination with Best Available Antibiotic Therapy (BAT) in Patients with Complicated Staphylococcus aureus Bacteremia,” was accepted as a highly coveted late-breaking abstract for oral presentation, and was presented by Dr. Loren G. Miller, M.D., M.P.H., Professor of Medicine, David Geffen School of Medicine at UCLA, Chief, Division of Infectious Diseases at Harbor-UCLA Medical Center and the Lundquist Institute.

“The results of the diSArm study confirm, for the first time in a randomized clinical trial, the efficacy of intravenous phage therapy for S. aureus bacteremia, and we are very pleased to highlight these compelling data in an oral presentation at IDWeek,” stated Dr. Miller. “The results of this rigorously designed study provide strong rationale for advancement into a Phase 3 superiority study that, if successful, would support its use in clinical practice for Staphylococcus aureus bacteremia. High-purity, phage-based therapeutics like AP-SA02 have the potential to become the new standard of care for this common, extremely severe, and often deadly infection.”

“The positive results from the diSArm study represent another significant achievement for Armata as we aim to advance AP-SA02 into a pivotal trial,” stated Dr. Deborah Birx, Chief Executive Officer of Armata. “I would like to thank Dr. Miller and the other investigators who contributed to the efficient execution of the diSArm study, and I look forward to working with many of them on a proposed pivotal study next year. I would also like to thank Dr. Vance Fowler who served as the chair of the independent blinded adjudication committee that independently confirmed safety and efficacy findings throughout the Phase 2 trial. Finally, I would like to express my gratitude to the patients who participated in this important study, and acknowledge our partners at the U.S. Department of Defense, and our significant shareholder, Innoviva, who have each provided critical support to make this early breakthrough possible.”

Data highlights:

The Phase 2a study enrolled and dosed 42 patients, with 29 randomized to AP-SA02 in addition to BAT and 13 to placebo (BAT alone). Methicillin-resistant S. aureus (“MRSA”) was the causative pathogen in ~38% of both the AP-SA02 and placebo groups.

Clinical response was assessed in the intent-to-treat (ITT) population at Test of Cure (“TOC”) on day 12, one week post-BAT, and End of Study (“EOS”) four weeks after BAT completion. Safety analysis also included data from the Phase 1b portion of the trial (n=8).

Day 12 clinical response rates were higher in the AP-SA02 group — 88% (21/24) versus 58% (7/12) in the placebo group as assessed by blinded site investigators (“PI”) (p = 0.047), and 83% (20/24) in the AP-SA02 group versus 58% (7/12) in the placebo group as assessed by the blinded Adjudication Committee (“AC”).

Non-response/relapse rates were evaluated at the two later timepoints — one week post-BAT and EOS. No patients in the AP-SA02 group experienced non-response or relapse (0%) by either PI or AC assessment. In contrast, the placebo group showed 25% non-response/relapse at both timepoints reported by the PI (p = 0.017) and 22% non-response/relapse at one week post-BAT (p = 0.025) and 25% at EOS (p = 0.02) by the AC.

Patients treated with AP-SA02 showed trends toward rapid normalization of C-reactive protein, shorter time to negative blood culture, quicker time to resolution of signs and symptoms at the infection site, shorter intensive care unit and hospital utilization.

AP-SA02 was well-tolerated with no serious adverse events related to the study drug. Treatment-emergent adverse events occurred in 6% (2/35) and 0% (0/15) in the AP-SA02 and placebo groups, respectively: one patient with transient liver enzyme elevation and one patient with hypersensitivity that resolved with discontinuation of vancomycin.

New findings demonstrate that the defined and reproducible genomic variants present in AP-SA02 Drug Product may provide an immediate advantage, enabling rapid, strain-specific response to each patient’s S. aureus isolate. These characterized variants can expand from as little as 2% to dominance when infecting certain patient isolates in vitro, highlighting that these variants are favored for their enhanced ability to infect those strains and the importance of integrating this diversity into Armata’s phage cocktail from the outset. This inherent flexibility may be central to achieving optimal therapeutic efficacy.

Conclusions:

•	AP-SA02, combined with BAT, had a higher and earlier cure rate compared to placebo in patients with complicated SAB at day 12 as assessed by both blinded site investigators and independent adjudicators.

•	No patients who received AP-SA02 demonstrated non-response or relapse at one week post-BAT or at EOS, as assessed by both blinded site investigators and the independent adjudication committee, compared with approximately 25% in the placebo group.

•	AP-SA02 appears safe with clinical efficacy against both MRSA and methicillin-sensitive S. aureus (“MSSA”) and trends toward earlier resolution and shorter hospitalization, with no evidence of relapse four weeks post-therapy.

•	Defined phage variants in AP-SA02 Drug Product ensure an intrinsic adaptive mechanism — a flexibility that may be key to achieving effective phage therapy from patient to patient.

•	These results strongly support advancement into a pivotal Phase 3 trial that Armata plans to initiate in 2026, subject to review and feedback from the U.S. Food and Drug Administration (the “FDA”). The Company is engaged with the FDA regarding a potential superiority trial design.

About IDWeek 2025TM

IDWeek 2025TM is a joint annual meeting of the Infectious Diseases Society of America (IDSA), the Society for Healthcare Epidemiology of America (SHEA), the HIV Medicine Association (HIVMA), the Pediatric Infectious Diseases Society (PIDS) and the Society of Infectious Diseases Pharmacists (SIDP). With the theme “Advancing Science, Improving Care,” IDWeek features the latest science and bench-to-bedside approaches in prevention, diagnosis, treatment and epidemiology of infectious diseases, including HIV, across the lifespan. IDWeek 2025TM takes place October 19-22 in Atlanta, GA. For more information, visit www.idweek.org.

About AP-SA02 and diSArm Study

Armata is developing AP-SA02, a fixed multi-phage phage cocktail, for the treatment of complicated bacteremia caused by Staphylococcus aureus (S. aureus), including methicillin-sensitive S. aureus (MSSA) and methicillin-resistant S. aureus (MRSA) strains.

The diSArm study (NCT05184764) was a Phase 1b/2a, multicenter, randomized, double-blind, placebo-controlled, multiple ascending dose escalation study of the safety, tolerability, and efficacy of intravenous AP-SA02 in addition to best available antibiotic therapy (BAT) compared to BAT alone (placebo) for the treatment of adults with complicated S. aureus bacteremia. The results from the diSArm study are an important step forward in Armata’s effort to confirm the potent antimicrobial activity of phage therapy and the completion of the study represents a significant milestone in the development of AP-SA02, moving Armata one step closer to introducing an effective new treatment option to patients suffering from complicated S. aureus bacteremia.

The Phase 1b/2a clinical development of AP-SA02 was partially supported by a $26.2 million Department of Defense (DoD) award, received through the Medical Technology Enterprise Consortium (MTEC) and managed by the Naval Medical Research Command (NMRC) – Naval Advanced Medical Development (NAMD) with funding from the Defense Health Agency and Joint Warfighter Medical Research Program.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of high-purity pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other important pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage-specific current Good Manufacturing Practices (“cGMP”) manufacturing to support full commercialization.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; ability to staff and maintain its production facilities under fully compliant cGMP; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 21, 2025, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569